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Exhibit 10.18: Employment Agreement of David Grinstead


                               EMPLOYMENT CONTRACT


     THIS AGREEMENT made and effective this 1st day of February , 2000 .

BETWEEN:
VOICE MOBILITY INC.
With offices at:
          180 - 13777 Commerce Court

     Richmond, BC V6V 2X3

(hereafter referred to as the "Company"),
AND:

     DAVID GRINSTEAD
          6696 WADE ROAD
          DELTA, BC

V4E 2V7


(hereafter referred to as the "Executive"),

WHEREAS:

A. The Company is in the business of communications including the research and development of new technology, and the production, marketing and sales of equipment, software and services related thereto;

B. The Executive possesses certain qualifications which may be of benefit to the Company;

C. The Company is desirous of employing the Executive, who is desirous of working for the Company in the development of its business and its related interests;


     NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and terms herein, the parties hereto agree as follows:

1. EMPLOYMENT: The Company agrees to hire the Executive who agrees to perform services for the Company or any of its affiliates, upon the terms set forth herein.

2. TERM: The term (the "term") of the Executive's employment shall commence on the date above and shall continue until February 1, 2003, subject to those provisions of this Employment Agreement providing for earlier termination of the Executive's employment in certain circumstances. Thereafter, the term may be extended for additional one year periods from and after February 1, 2003 upon the agreement of the


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Executive and the Board of Directors of the Corporation, subject always to the provisions of paragraph 11 hereof.

3. TYPES OF SERVICES: The nature and types of services to be provided to the Company by the Executive are set forth in Schedule "A" hereto. It is understood and agreed that the duties and responsibilities so defined are not exhaustive and may be altered from time to time by the Company; So long as any such changes are reasonable, both with respect to any changing circumstances of the Company and its business and the personal background, training and circumstances of the Executive, the Executive shall not refuse any such changed employment request by the Company.

4. LOCATION: Services provided by the Executive shall be primarily performed at such site or sites as may be determined by the Company from time to time, it being understood that some travel may be required of the Executive from time to time as determined by the Company.

5. HOURS: Except as otherwise specified herein , The Executive shall be expected to work those periods and times normally constituting open or operating times for the Company and its business, however will be expected to work such additional time or times as may be appropriate with respect to the business requirements and commitments at the time, without claim for overtime or additional remuneration. In the event of part-time employment, the Executive shall be expected to work those periods and times specified on Schedule "A" hereto.

6. REMUNERATION: The Company shall provide remuneration to the Executive in the kind, amounts and at such time or times as more particularly set out in Schedule "A" hereto.

7. HOLIDAYS: In addition to statutory holidays, the Executive is entitled to the number of weeks ordinary, non-cumulative vacation in each calendar year of employment as is more particularly set out in Schedule "A" hereto. This vacation time is is subject to the reasonable control of the Company with respect to scheduling, having consideration for both other Executives of the Company and the commitments of the Company from time to time in relation to its business.


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9.   COMPANY'S COMMITMENTS:
     9.1 Company agrees to pay the remuneration stipulated in accordance with the terms of this agreement.
     9.2 Company shall make and remit all required statutory deductions in relation to the salary of the Executive.
     9.3 Company shall reimburse the Executive for all reasonable traveling and expenses related thereto incurred by the Executive while engaged in services for the Company at other than the customary site at which the Executive works.


10.  EXECUTIVE'S COMMITMENTS:
     10.1 The Executive agrees to provide the services required by the Company from time to time, in a competent and timely manner.
     10.2 The Executive shall devote such time as is required for such services.
     10.3 The Executive shall provide his own vehicle for all local and reasonable travel requirements, in return for which he will receive an allowance as determined in Schedule A.
     10.4 The Executive shall at all times herein conduct himself in competent and courteous manner and will endeavor to foster and maintain good relations with other Company staff, suppliers, contractors, and customers of the Company.
     10.5 The Executive further recognizes the necessity for confidentiality in respect to the research and development being carried on by the Company and agrees to maintain such confidentiality and not communicate to any third parties, both during and after the term of this agreement, any information concerning the Company's products, equipment, services or technology, that hasn't otherwise been made public by the Company as set out in the Confidentiality Agreement attached as Schedule B hereto. The Executive agrees that this agreement is void until such time as the Confidentiality Agreement is exectuted. The Executive understands that any breach of this Confidentiality Agreement by the Executive shall be the grounds for immediate dismissal for cause and shall further subject the Executive to legal action for damages and other relief on behalf of the Company.


11.  TERMINATION:

     11.1 This agreement shall be deemed to terminate on the death of the Executive or, at the option of the Company, in the event of the Executive's absence or inability to render the services required hereunder due to disability, illness, incapacity or otherwise, for an aggregate of 180 days during any 12 month period during the term herein.

     11.2 The Company may terminate this agreement at any time for cause upon written notice specifying same to the Executive.

     For the purposes of this Sub Section and of the Executive's employment with the Company,


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     "cause" shall mean that:

(i) The Executive has committed a felony or indictable offence or has improperly enriched himself at the expense of the Company or has committed an act evidencing dishonesty or moral turpitude, including without limitation an act of theft;

          (ii) The Executive, in carrying out his duties hereunder, (A) has been willfully or grossly negligent, or (B) has committed willful and gross misconduct or, (C) has failed to comply with clear and reasonable, instructions or directives from the Board of Directors of the Company after having been informed in writing of a failure to so comply having been given reasonable opportunity to comply or correct a matter;

          (iii) The Executive has breached a material term of this Employment Agreement

          (iv) The Executive becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against the Executive or in the event the Executive makes any general disposition or assignment for the benefit of his creditors which materially interferes with his ability to render services hereunder,

          (v) The Executive commits any other act giving the Company cause to terminate the Executive's employment at common law, including, but not limited to chronic alcoholism or drug addiction, material malfeasance or non feasance with respect to the Executive's duties hereunder.


     11.3 In the event of termination and subject to the terms of any other agreement or Plan, all rights granted the Executive to purchase or acquire stock in the Company or any related Company, whether such rights should be granted under this agreement, or any other agreement or understanding between the parties, shall terminate in accordance with the terms of the plan, or agreement, under which such rights were granted. The Executive shall return to the Company all assets of the Company which may be in the possession of the Executive, whether on or off the normal site of work. Without restricting the generality of the foregoing, such assets shall be deemed to include files, letters, memorandum, or any other documentation, software, or intangible assets pertaining to the Company and its business, whether in the form of hard copy, software or other electronic data.
     11.4 In the event of termination, any benefits to or on behalf of the Executive which have been pre-paid by the Company shall be adjusted as of the effective date of such termination and reimbursed to the Company by the Executive. The Company shall be entitled to off-set and deduct any such amounts from any compensation remaining to be paid to the Executive.

     12.0 NON-COMPETITION

     12.01 The Executive shall not during the period of this Agreement and for a period of 6 months from the date of the termination of this Agreement and/or the Executive's employment with the Company,


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(whichever occurs first) if the Company terminates the Agreement without cause and for a period of 12 months from the date of the termination of this Agreement and/or the Executive's employment with the Company, (whichever occurs first) if terminated for cause, or by the Executive (without prior written consent of the Company, which may be reasonably withheld), either individually or in partnership, or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, director, officer, Executive, consultant, investor, or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit his/her name or any part thereof to be used or employed by the Company's competitors in the unified messaging business as at the date of termination, in any geographical location where the Executive was employed during the course of his/her employment with the Company

     12.02 The Executive further covenants and agrees that he will not disclose, at any time, any Business Opportunities.

     12.03 The Executive hereby acknowledges that irreparable damage may result to the Company, its business or property in the event of the breach of any of the covenants and assurances herein agreed to by the Executive and that this agreement was made by the Company and continues primarily upon the Executive's covenants and assurances herein, and the Executive hereby covenants that in the event of such breach or danger thereof, the Company shall be entitled, in addition to any other remedies and damages available, to an interlocutory or permanent injunction whereby the Executive shall be ordered to respect the covenants and assurances contained in this Agreement.

     12.04 The covenants of the Executive contained in section 18.01 shall survive the termination of this Agreement for any reason including for reason of any breach hereof.



13. ENTIRE CONTRACT: There are no representations, warranties, conditions, terms or collateral contracts or agreements affecting the employment contemplated in this agreement except as set out herein.

14.  AMENDMENT:

     14.1 Except for increases in remuneration or extension of employment benefits, the terms of this agreement shall remain in force until terminated and shall only be amended by agreement in writing signed by both parties.
     14.2 Should any provision or provisions in this agreement be held to be void or unenforceable by any Court of competent jurisdiction based on any stipulation with respect to area or time herein, this agreement shall be deemed to be amended with such area and/or time altered to reflect the area or time deemed acceptable and enforceable by such Court.

15. SEVERANCE: Subject to the aforesaid, should any provision or provisions in the agreement be held to be void or unenforceable by any Court of competent jurisdiction, the same shall be severed and shall not affect the validity of the remainder of this agreement.

16. EXECUTIVE'S ACKNOWLEDGEMENT: The Executive acknowledges that he has fully read this agreement and the terms herein. The Executive acknowledges his


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concurrence with the same and his opportunity to consult with independent legal counsel before execution.

17. GENDER: Wherever the masculine gender is used herein, the same shall be construed as being the feminine gender where the context so requires.

18. HEADINGS: Headings included in this agreement are for ease of reference only and shall not be used in any way in the interpretation of this Agreement.

19. JURISDICTION: This agreement shall be governed by the laws of the Province of British Columbia.


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     IN WITNESS WHEREOF, the parties have hereto set their hands effective the date first written above.




                                    VOICE MOBILITY INC.


                      PER:
                           --------------------------------

                           --------------------------------




                                                           (S)
-----------------------------------------------------------
         (WITNESS)                    (EXECUTIVE)


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     SCHEDULE "A" - PARTICULARS OF EMPLOYMENT CONTRACT.



     PARAGRAPH1. TYPES OF SERVICES:



     a) GENERALLY - The Executive shall serve the Company as its Executive Vice President of Business Development and, in such capacity, subject to the direction of the Company's, Chief Executive Officer and Board of Directors, he shall be responsible for the all duties as outlined in the attached job description.



b) SPECIFICALLY (WITHOUT RESTRICTING THE GENERALITY OF a) ABOVE) - Voice Mobility Inc. has an excellent opportunity in an emerging market. As a solo entity VMI will have success but greater success can be achieved by forging strong industry alliances to better position the company for global breakthrough growth. The business development team has the autonomy to act for the company in looking to the worldwide market for partners that will help the company top raise the global profile and to better execute the business plan.

The Vice-President of Business Development is subject to direction from the Chief Executive Officer and the Board of Directors and is expected to be the point man for the company in areas of strategic importance. The principal objective of this position is to secure globally branded partners for distribution, development and marketing relationships. Acting as the focal point for all strategic discussions the VP, Business Development will draw upon resources for other areas of the company to help in the achievement of objectives.

As a discipline, the Business Development group will be responsible to a budget and work within a clearly defined mandate to pursue strategic relationships and present same to the senior management team and/or the Board of Directors for further action.






     PARAGRAPH 2. REMUNERATION:



     (a) Base Salary. As base compensation for the services to be rendered by the Executive hereunder, the Company agrees to pay the Executive an annual base salary in the amount of $130,000, such salary to be paid in bi-weekly installments.

     (b) Further additional compensation will be made available to the Executive, based on the successful achievement of agreed Management Objectives ("MBO's"). Such objectives for the calendar year, 2000 are as set out in Schedule D to this agreement. The objectives for the calendar year 2001 will be established and agreed to by November 1, 2000..


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          i.   It is expressly agreed that the score on Schedule D must be rounded to the whole number. For every number that is equal to or greater than one half, the number will be rounded upwards.

          ii. The amount of compensation for the successful acheivement of MBO's is as follows:

                     Score               Rating                  Payoff %

                     1               Strongly Disagree              0

                     2.                 Disagree                    0

                     3.                 Not sure                   50

                     4.                  Agree                    100

                     5               Strongly Agree               100

          iii. If the contract is terminated during the calendar year, the bonus is pro-rated to the date of termination.

     (c) The Executive will receive in addition to remuneration above, a car allowance of $500 per month and shall be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the Company's business upon presentation of sufficient evidence of such expenditures and provided the same are authorized expenditures pursuant to policies adopted by the Board of Directors of the Company from time to time.

     (d) The Executive will be entitled to participate in all Executive benefit programs of the Company from time to time in effect under the terms and conditions of such programs, including, but not limited to, pension, share incentive and other benefit plans, group life insurance, hospitalization and surgical and major medical coverages, dental insurance, sick leave, including salary continuation arrangements, vacations and holidays, long-term disability, and such other fringe benefits as are or may be available from time to time to other executives of the Company. The Company expressly agrees to change such programs in their absolute discretion and the Executive agrees that such change will not constitute a breach of this agreement.

     (e) The Company will provide the Employee with an option to purchase 500,000 shares of Common Stock or Voice Mobility International, Inc., a Nevada corporation, pursuant to the terms and conditions of the 1999 Stock Option Plan (the "Plan") more particularly set out in the Option Agreement, attached as Schedule C hereto.


PARAGRAPH 3.        VACATION

The Executive shall be entitled to all usual public holidays and, in addition, three weeks paid annual vacation during each year of employment hereunder. Such vacation time shall be utilized by the Executive at mutually reasonably acceptable times.

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